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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 7, 1999


                                EMB CORPORATION
                                ---------------
            (Exact name of registrant as specified in its charter)




             Hawaii                          1-11883              95-3811580
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(State or other jurisdiction of       (Commission File No.)  (I.R.S. Employer
Incorporation or organization)                               Identification No.)



        3200 Bristol Street, Eighth Floor, Costa Mesa, California 92626
        ---------------------------------------------------------------
                   (Address of principal executive offices)



      Registrant's telephone number, including area code: (714) 437-0738



                                      N/A
             -------------------------------------------------------------
             (Former name or former address, if changed since last report)
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Item 2.   ACQUISITION OR DISPOSITION OF ASSETS.
          ------------------------------------

     On May 7, 1999, the Company entered into an agreement to acquire all of the capital stock of American Residential Funding, Inc., a Nevada corporation ("AMRES"). In exchange, the Company is required to issue to AMRES Holdings, LLC, a Nevada corporation, the sole shareholder of AMRES, a total of 2,000,000 shares of common stock of the Company. The stock issued is investment stock bearing a restrictive legend.

At the time of the acquisition, AMRES operated as a mortgage broker with four company-owned offices and ten Net Branch offices, all of which were located in Southern California. With respect to the company-owned offices, AMRES pays all operational expenses and retains all of the income generated from that office. A Net Branch differs in that AMRES enters into an agreement with an independent, third party mortgage or real estate broker, licensing it to use the AMRES name and to operate an AMRES-branded branch. The owner-manager of the Net Branch pays all expenses of the Net Branch, including a payment to AMRES of a pre-established fee for each closed mortgage loan. All net income is retained by and all net loss is borne by, the Net Branch owner-manager. The amount of the fee paid to AMRES varies depending upon the loan type and amount. In addition, AMRES receives various costs for associated with the loans which are charged to the borrower(s).

Item 7.   FINANCIAL STATEMENTS OR EXHIBITS.
          ---------------------------------

          a.   Financial Statements.
               --------------------

                    Audited Financial Statements of AMRES for the periods ended
               June 30, 1998 and June 30, 1999.

          b.   Exhibits.
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               10.1 Stock Purchase Agreement by and between EMB Corporation,
               Vincent Rinehart and AMRES Holdings, LLC, dated May 7, 1999

               10.2 Independent Auditors Report dated June 30, 1998

               10.3 Independent Auditors Report dated June 30, 1999
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                                  SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant had duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: April 10, 2000                    EMB CORPORATION



                                        /s/ James E. Shipley
                                        -------------------------------
                                        James E. Shipley, President